Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Spectrum Brands Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-167569, No. 333-167574, and No. 333-172598) on Form S-8, of Spectrum Brands Holdings, Inc. of our report dated December 8, 2011, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries (the Company) as of September 30, 2011 and 2010 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years ended September 30, 2011 and September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company) and the period October 1, 2008 to August 30, 2009 (Predecessor Company), and the related financial statement schedule II, and our report dated December 8, 2011 with respect to the effectiveness of internal control over financial reporting as of September 30, 2011, which reports appear in the annual report on Form 10-K of Spectrum Brands Holdings, Inc.

Our report on the consolidated financial statements and financial statement schedule includes an explanatory paragraph that describes Spectrum Brands, Inc.’s adoption of the provisions of ASC Topic 852, “Reorganizations” in 2009.

/s/ KPMG LLP

Milwaukee, Wisconsin

December 8, 2011